Exhibit 99
March 29th 2006
UNITED HERITAGE CORPORATION
$20,000,000 Capital Budget for Fiscal Year 2007 & Operational Up-Date

MIDLAND, Texas, March 29 /PRNewswire-FirstCall/ -- United Heritage Corporation (Nasdaq: UHCP - News) announced today that Lothian Oil Inc. intends to commit $20,000,000 as its capital budget for the Cato and Wardlaw Fields during the 2007 fiscal year. To date, Lothian has invested $2,500,000 under the Development & Exploration Agreement that was signed by United Heritage and Lothian Oil on October 7, 2005.

Holders of a majority of the voting stock of both United Heritage and Lothian Oil have approved the consummation of the merger that was announced on February 27, 2006. United Heritage will be filing an Information Statement with the Securities Exchange Commission (‘SEC’) and, upon approval by the SEC, will distribute the Information Statement to its shareholders.

Following the consummation of the merger, United Heritage intends to develop existing assets and to make tactical acquisitions in core areas. The goal is to leverage infrastructure in order to acquire long-life proven reserves that are accessible through aggressive work programs, but with nominal current production.

The combined entity will own and operate five properties in New Mexico and Texas.

Lothian Oil’s New Mexico property is on 14,300 net acres. Lothian Oil acquired the property in April 2005. On the date of acquisition, of the 244 wells included on the property, only 70 were producing with production running at 86 barrels of oil equivalent per day (“boepd”). Lothian Oil instituted a series of infrastructure improvements bringing the total number of wells producing to 187. Current production from this field now exceeds 250 boepd and is expected to increase to 300 boepd as further wells are brought back into production. A refrac program is planned for the second quarter of this year, which Lothian Oil estimates will increase production by a further 50-80 boepd.

United Heritage Properties:

The Cato San Andres Unit, located in Chaves County, New Mexico, lies beneath 13,300 net acres and has a total of 194 wells. Lothian Oil commenced work pursuant to the Development and Exploration Agreement on January 1, 2006, which consists of upgrading and/or replacing some of the operational infrastructure in the Unit. This work is being conducted under the direction of Casey Davidson, Lothian Oil’s Vice President of Production, who has over 20 years experience in drilling and production operations in New Mexico and Texas. It is anticipated that the total capital expenditure at the Cato Field for the 2007 fiscal year will be approximately $16,000,000. The first 90 well remedial work program initiated in January 2006 represents the first phase in this program and is expected to cost $8,000,000. Thus far 14 wells have been returned to production since Lothian Oil assumed operations of the field in December 2005, increasing production from 19 boepd to 100 boepd. Three pulling units are currently working the field and 75 pumping units were recently delivered to bring additional wells back online as the infrastructure improvements continue.

The Wardlaw Field is located on 10,500 net acres in Edwards County, Texas. Lothian Oil intends to spend an estimated $4,000,000 for development of this property during the 2007 fiscal year. The first 10 progressive cavity submersible pumps have been delivered as part of a 72 well work program. Included in this program is a four well horizontal pilot operation planned for the second half of the 2007 fiscal year. United Heritage continues to hold a 15% working interest in the Wardlaw deep rights with Dominion Oklahoma Texas Exploration & Production, Inc.

Tom Tom and Tomahawk Fields are located in Chaves and Roosevelt Counties, New Mexico on 5,000 net acres with 74 wells. Restoration work will commence on these fields upon the completion of the Cato Unit project.

Scott Wilson, CEO of United Heritage Corporation stated, “The expenditure of $2.5 million in capital improvements starts the process that should eventually bring the Cato Field into full production. I am pleased with the initial results of the program and believe the merged talents of our two companies should permit us to grow through the exploitation of identified opportunities.”

As part of Lothian Oil’s continued commitment to broadening and strengthening its management team, Vince Borrello has joined Lothian Oil as Executive Vice President and Chief Operating Officer. Vince brings with him over 30 years of industry operating experience in all aspects of engineering, acquisition analysis and business development. He has held senior positions at Union Texas Petroleum, Texas Oil & Gas Corp., Marathon Oil Company, Pure Resources and most recently, as a Founding Partner and Vice President of Engineering and Business Development for Celero Energy, LP.

Lothian Oil is an oil and gas exploration and development company founded in 2004. Lothian Oil acquires, develops and manages oil and gas properties that have recognized and unrealized value. Headquartered in New York, Lothian Oil has offices in Midland, Texas and Artesia, New Mexico. Lothian Oil currently operates oil and gas properties in the Permian Basin, New Mexico.

United Heritage is an oil and gas exploration and production company based in Midland, Texas. Through its subsidiaries, it holds four leasehold properties in Edwards County, Texas and Chaves and Roosevelt Counties, New Mexico.

All statements in this news release that are not statements of historical fact, including the statements that Lothian intends to commit $20,000,000 as its capital budget for the Cato and Wardlaw Fields, production of oil is expected to increase and that unproductive wells are expected to become productive, are forward-looking statements. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Many of these risks and uncertainties are identified in filings made by United Heritage with the Securities and Exchange Commission. United Heritage assumes no obligation to update these forward-looking statements, and does not intend to do so. Please refer to the risk factors and other information included in the Form 10-KSB and other filings filed by United Heritage with the Securities and Exchange Commission.

Contact:
United Heritage Corporation
C. Scott Wilson, Chief Executive Officer
Tel: (432) 686 2618 Fax: (432) 686 2644